UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 9, 2010 (November 5, 2010)
Date of Report (date of earliest event reported)
COMMUNITY HEALTH SYSTEMS, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-15925 (Commission File Number)	13-3893191 (I.R.S. Employer Identification No.)
4000 Meridian Boulevard
Franklin, Tennessee 37067
(Address of principal executive offices)
Registrant’s telephone number, including area code: (615) 465-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On November 5, 2010, Community Health Systems, Inc. (the “Company”) and its wholly-owned subsidiary CHS/Community Health Systems, Inc. (the “Borrower”) entered into an amendment and restatement (the “Amendment”) of their existing credit agreement, dated as of July 25, 2007, among the Company, the Borrower, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent (as amended and restated, the “Credit Agreement”).
The Amendment extends by two and a half years (until January 25, 2017, subject to customary acceleration events) the maturity date of $1.5 billion of the existing term loans under the Credit Agreement of lenders who elected to extend or, if more than $50,000,000 of the Borrower’s 8.875% Senior Notes due 2015 are outstanding on April 15, 2015, until April 15, 2015. The maturity date (July 25, 2014) of the balance of the term loans, approximately $4.5 billion, is unchanged by the Amendment. The Amendment increases the pricing on the extended term loans to LIBOR + 350 basis points.
The Amendment increases the Borrower’s ability to issue additional indebtedness under the uncommitted incremental facility to $1,000,000,000 from $600,000,000 and permits the Borrower to issue Term A term loans under the incremental facility. The Amendment also includes changes to certain covenants, including permitting the Borrower to incur or assume additional secured indebtedness on a pari passu basis with the Credit Agreement, provided that a required ratio of aggregate secured indebtedness to consolidated EBITDA is met.
The Amendment was effected pursuant to the terms of an amendment and restatement agreement, dated as of November 5, 2010 (the “Amendment and Restatement Agreement”), among the Borrower, the Company, certain of the Borrower’s subsidiaries acting as guarantors, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent. In connection with the Amendment, on November 5, 2010, the Company and the Borrower entered into an amendment and restatement of their existing guarantee and collateral agreement, dated as of July 25, 2007, among the Borrower, the Company, certain of the Borrower’s subsidiaries acting as guarantors and Credit Suisse AG, as collateral agent (as amended and restated, the “Guarantee and Collateral Agreement”) in order to, among other things, conform the terms of the prior guarantee and collateral agreement to the terms of the Credit Agreement.
The foregoing summary of the Amendment and Restatement Agreement, the Credit Agreement and the Guarantee and Collateral Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment and Restatement Agreement, the Credit Agreement and the Guarantee and Collateral Agreement which are filed as Exhibit 10.1 Exhibit 10.2 and Exhibit 10.3, respectively, hereto and incorporated into this report by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosures under Item 1.01 of this report are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Amendment and Restatement Agreement, dated as of November 5, 2010, to the Credit Agreement dated as of July 25, 2007, among CHS/Community Health Systems, Inc., Community Health Systems, Inc., the subsidiaries of CHS/Community Health Systems, Inc. party thereto, the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

Exhibit No.	Description
10.2
Amended and Restated Credit Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010, among CHS/Community Health Systems, Inc., Community Health Systems, Inc., the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

10.3
Amended and Restated Guarantee and Collateral Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010, among CHS/Community Health Systems, Inc., Community Health Systems, Inc., the subsidiaries of CHS/Community Health Systems, Inc. from time to time party thereto and Credit Suisse AG, as Collateral Agent.

99.1	Press release issued by Community Health Systems, Inc., dated November 8, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 9, 2010	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)
	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

	By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer and Director (principal financial officer)